Exhibit 23.3

HUBEI KAICHENG LAW OFFICES

December 5, 2022

To: Planet Green Holdings Corp. (the “Company”)

36-10 Union St., 2nd Floor

Flushing, NY 11345

Dear Sirs,

We consent to the references to our firm in the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2022 (together with any future amendments or supplements thereto, the “Registration Statement”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

By：	/s/ Hubei Kaicheng Law Offices
Hubei Kaicheng Law Offices